Exhibit 10.1

SYMBOL TECHNOLOGIES, INC.

SENIOR EXECUTIVE CHANGE IN CONTROL POLICY

1. Purposes. Effective as of May 9, 2005, Symbol Technologies, Inc., a Delaware corporation (the “Company”) has adopted this Senior Executive Change in Control Policy (as it may be amended from time to time, the “Policy”). The Compensation Committee of the Board (the “Committee”) recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists, and the Company wishes to ensure that the Eligible Employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control. Accordingly, the Company wishes to provide additional inducement for certain Eligible Employees (as defined below) to continue to remain in the employ of the Company and to provide certain severance benefits to Eligible Employees in the event that their employment is terminated under certain circumstances related to a Change in Control.

2. Certain Defined Terms. In addition to terms defined elsewhere herein, the following capitalized terms have the following meanings when used herein:

(a) “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person. For purposes of this Section 2(a), “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean (i) an Eligible Employee’s failure to attempt in good faith to substantially perform his duties or responsibilities (other than any such failure resulting from an Eligible Employee’s physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) an Eligible Employee’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable written directive of his immediate supervisor, the Company’s Chief Executive Officer, or the Board or an Eligible Employee’s willful material violation of the Company’s Statement of Corporate Policy and Code of Conduct, in either case which is not remedied within 30 days after receipt of written notice from the Company specifying such failure or violation; (iii) an Eligible Employee’s indictment for, conviction of, or plea of no contest to, or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, misappropriation or moral turpitude having a material adverse impact on the Company), other than as a result of vicarious liability or as a result of a traffic violation; (iv) an Eligible Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities; or (v) an Eligible Employee’s intentional commission at any time of any act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company that has a material adverse effect on the Company or that renders an Eligible Employee unable to perform any of his material duties hereunder.

(d) “Change in Control” shall mean:

(i) A Person (which term, when used in this Section 2(d), shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes, without the prior consent of a majority of the Continuing Directors, the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock representing, without the prior written consent of a majority of the Continuing Directors twenty-five percent (25%) (or, even with such prior consent, forty percent (40%)) or more of the combined voting power for election of directors of the Company’s then outstanding securities; or

(ii) The Company consummates a reorganization, merger or consolidation of the Company (which prior to the date of such consummation has been approved by the Company’s stockholders) or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction), or the Company’s stockholders approve a liquidation or dissolution of the Company; or

(iii) The individuals who are Continuing Directors of the Company (as defined below) cease for any reason to constitute at least a majority of the Board.

(e) “Code” shall mean Internal Revenue Code of 1986, as amended.

(f) “Continuing Director” shall mean (i) any member of the Board (other than an employee of the Company) as of the effective date of this Policy or (ii) any person who subsequently becomes a member of the Board (other than an employee of the Company) whose appointment, election or nomination for election to the Board is recommended by a majority of the Continuing Directors.

(g) Eligible Employee shall mean an employee of the Company selected by the Committee to be covered by the Policy pursuant to Section 3 and listed on Exhibit A hereto, as it may be amended from time to time.

(h) “Good Reason” shall mean any of the following events which is not cured by the Company within 30 days after written notice thereof is provided to the Company by the Eligible Employee: (i) any material reduction in the total amount of an Eligible Employee’s base salary or target bonus; (ii) any material diminution in the nature or scope of an Eligible Employee’s employment, responsibilities, duties or authority or the assignment to an Eligible Employee of duties or responsibilities that are materially and adversely inconsistent with his then position without the Eligible Employee’s consent; or (iii) any involuntary relocation of an Eligible Employee’s principal place of business to a location more than 60 miles west or 20 miles in any other direction from the Eligible Employee’s current principal place of business.

(i) “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(j) “Voting Stock” shall mean all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally.

3. Eligibility. The Committee, shall determine which employees of the Company shall be Eligible Employees covered by the Policy. As of the effective date of the Policy, all Eligible Employees are listed on Exhibit A. The Committee may, in its sole discretion, at any time and from time to time, revise the list of individuals who are Eligible Employees by adding additional Eligible Employees to, or removing any Eligible Employee from, the list of Eligible Employees set forth on Exhibit A. Any Eligible Employee who is removed from Exhibit A shall cease to be eligible for payments and benefits hereunder.

4. Certain Terminations In Connection With A Change In Control. If an Eligible Employee’s employment shall terminate without Cause or for Good Reason during the period commencing three months prior to, and ending 18-months after, a Change in Control, in any such case, the Company shall (subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company):

(a) Pay to the Eligible Employee an amount equal to the product of (i) the sum of his then current (A) annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, and (ii) 1.5; such amount shall be payable in a lump sum as soon as reasonably practicable (x) if such termination of employment occurs on or following the consummation of Change in Control, after the date of such termination of employment, or (y) if such termination occurs prior to the consummation of the Change in Control, after the effective date of such Change in Control (either such date, the “Vesting Date”), but in any event, such payment shall be made within 2 1/2 months following the end of the calendar year in which the Vesting Date occurs.

(b) Continue to provide the Eligible Employee (and his dependents) with all health and welfare benefits and perquisites which he (or his dependents) was participating in or receiving as of the date of termination (at a level then in effect with respect to coverage and employee premiums) until the 18-month anniversary of the date of termination. If such benefits cannot be provided under the Company’s programs, such benefits and perquisites will be provided on an individual basis to the Eligible Employee such that his after-tax costs will be no greater than the costs for such benefits and perquisites under the Company’s programs.

(c) Pay the Eligible Employee when bonuses are paid for the year of termination a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs equal to the product of (i) the amount of the bonus the Eligible Employee would have otherwise earned had he been employed by the Company on the last day of the fiscal year in which the date of termination occurs and (ii) the ratio of (A) the number of days elapsed during such fiscal year prior to the date of termination to (B) 365; provided, however, that such payment shall be made within 2 1/2 months following the end of the calendar year in which the Vesting Date occurs.

(d) Unless otherwise provided by the Committee, accelerate the vesting, payment or exercisability of all stock options and other equity-based compensation awards (“Time-Vesting Awards”) held by the Eligible Employee that are otherwise eligible to become vested upon the Eligible Employee’s continued employment and the passage of time and without the attainment by the Company or the Eligible Employee of any performance goals; provided, however, that unless otherwise provided by the Committee no stock options or other equity-based compensation awards that are eligible to become exercisable, payable or vested (or which provide for accelerated exercisability, payment or vesting (e.g.; the May 2004 LTIP awards)) due to the attainment of performance goals (“Performance-Vesting Awards”) shall become exercisable, payable or vested pursuant to this Section 4.

5. Parachute Payments.

(a) Notwithstanding Section 4 (but subject to Section 5(b)), in the event that an Eligible Employee becomes entitled to any payments or benefits under this Policy and any portion of those payments or benefits, when added to any other amount theretofore or thereafter payable to the Eligible Employee as a result of or in connection with any Change in Control, whether or not under any other plan, arrangement or agreement with the Company, any Person whose actions resulted in the Change in Control or any Person having such a relationship with the Company or such Person as to require attribution of stock ownership between the parties under Section 318(a) of the Code (the “Aggregate Payments”), would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the payments or benefits under this Policy and, if applicable, any other plan, arrangement or agreement shall be reduced (first by reducing the cash payments under this Policy, then by reducing any fringe or other benefits required to be provided under this Policy, and finally by reducing the payments and/or benefits under any other plan, arrangement or agreement) to an amount which is ten dollars ($10.00) less than the amount of the Aggregate Payments that could be made to the Eligible Employee before any portion of the Aggregate Payments would be subject to the Excise Tax.

(b) Notwithstanding Section 5(a), the Aggregate Payments shall be reduced pursuant to Section 5(a) only if the net after-tax amount received by the Eligible Employee after the application of Section 5(a) is greater than the net after-tax amount (taking into account the application of the Excise Tax) that the Eligible Employee would otherwise receive in connection with the Change in Control without the application of Section 5(a).

(c) All determinations and calculations required to effectuate this Section 5 (including, without limitation, the determination as to whether any Aggregate Payments would be subject to the Excise Tax and the amount of any reduction of the Aggregate Payments) shall be made by the Company’s independent auditors (or another nationally recognized United States public accounting firm selected in good faith by the Company) (the “Auditors”). For purposes of making the calculations and determinations required by this Section 5, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code and the Department of Treasury Regulations issued thereunder.

6. Successors.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company expressly to assume this Policy and to perform in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Policy will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Policy), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Policy will inure to the benefit of and be enforceable by the Eligible Employees’ personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Policy is personal in nature and neither the Company nor any Eligible Employee shall, without the consent of the Company, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in Sections 6(a) and 6(b). Without limiting the generality or effect of the foregoing, the Eligible Employee’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Eligible Employee’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 6(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

7. Administration; ERISA. This Policy shall be administered by the Committee (or the Committee’s delegate or successor). The Committee shall have the sole authority to interpret this Policy and to determine all questions (whether of fact or interpretation) arising in connection with this Policy. The Committee’s decisions shall be final and bind all parties. This Policy shall constitute a “welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document, together with the Summary Guide attached as Exhibit B hereto (which contains among other things a statement of rights of Eligible Employees under ERISA, a description of the applicable claims procedure, and a summary of certain other information related to the Policy), constitutes both the plan document and the summary plan description as required by ERISA. The Committee shall be the named fiduciary of this Policy for purposes of ERISA.

8. Notices. For all purposes of this Policy, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Eligible Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

9. Validity. If any provision of this Policy or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Policy and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

10. Governing Law; Jurisdiction. The laws of the state of New York shall govern the interpretation, validity and performance of the terms of this Policy, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against any Eligible Employee, with respect to this Policy, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of New York.

11. Relationship with Other Plans. Eligible Employees who receive payments and benefits pursuant to this Policy shall not receive any other severance payments or benefits pursuant to any other plan, policy, agreement or arrangement of the Company (including, without limitation, the Symbol Severance Benefits Plan).

12. Amendment; Termination. The Company expressly reserves the right to amend or terminate this Policy at any time in its sole discretion, prospectively or retroactively, for any reason, without notice, including to discontinue or eliminate benefits; provided, however, that during the period commencing upon the earlier of (a) the signing of a definitive agreement that, if consummated, would result in a Change in Control, or (b) the filing of a tender offer with the Securities and Exchange Commission that, if accepted, would result in a Change in Control, (each, a “Triggering Event”) and ending upon the earlier of (x) the date on which the Committee in its sole discretion determines that the Triggering Event will not actually result in a Change in Control, or (y) the 18 month anniversary of the Change in Control, the Company or any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company shall not amend or terminate this Policy, and shall not add any individual to, or remove any individual from, the list of Eligible Employees maintained pursuant to Section 3.

13. Section 409A. This Policy is not intended to be subject to Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Company may, in its discretion, adopt such amendments to the Policy or adopt other procedures, or take any other actions, as the Company determines are necessary or appropriate to exempt this Policy from Section 409A (or, if the Committee determines appropriate, to comply with the requirements of Section 409A), including without limitation amendments, procedures and action with retroactive effect.

* * * * *

I hereby certify that the forgoing Policy was duly adopted by the Committee as of the date first above written.

Executed on this 10th day of May, 2005

/s/ Peter M. Lieb

Secretary

Exhibit A

Eligible Employees

Exhibit B

SUMMARY GUIDE OF THE
SYMBOL TECHNOLOGIES, INC.
SENIOR EXECUTIVE CHANGE IN CONTROL POLICY

Please refer to the Senior Executive Change in Control Policy (the “Policy”) for a more detailed description of your benefits under the Plan. This document, together with the Policy (collectively, the “Plan”), constitutes both the Plan document and the Summary Plan Description for the Plan as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

General Plan Information

Name of Plan: The Symbol Technologies, Inc. Senior Executive Change in Control Policy

Plan Sponsor’s Name and Address: Symbol Technologies, Inc.

One Symbol Plaza
Holtsville, New York 11742-1300

Employer Identification Number of the Plan Sponsor: 11-2308681

Plan Number: 2005-05-09

Type of Plan: The Plan is a severance plan which is considered a welfare plan

Type of Administration for the Plan: Self-Administration

Plan Year: January 1 to December 31

Name, Business Address and Business Telephone Number of the Plan Administrator:

The Compensation Committee of the Board of Directors (the “Committee”)
Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, New York 11742-1300

The Committee is responsible for administering the Plan and for maintaining Plan records. The Committee has full discretionary power and authority to construe the Plan and to make conclusive determinations on questions of your eligibility for benefits under the Plan and the amount of your benefits, if any, under the Plan. All decisions of the Committee shall be final and binding upon all affected parties.

Service of Legal Process: The name and address of the Plan’s agent for service of legal process is:

Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, New York 11742-1300
Attn: General Counsel

Service of legal process may also be made upon the Plan Administrator.

Eligibility: The Committee, determines which employees of the Company are eligible to be covered by the Plan.

Plan Funding: The Plan is self-funded. Benefits are paid from the general assets of Symbol Technologies, Inc.

Termination of the Plan

In general, the Company has reserved the right to change, amend, terminate or discontinue the Plan at any time. Notwithstanding the foregoing, during certain periods specified in the Policy prior to and following a change in control of the Company, the Company and its successor may not amend or terminate the Policy.

Claim Procedures

You should automatically receive the benefits to which you are entitled upon satisfying the Plan’s requirements. Please note that you must keep the Plan Administrator advised of any changes of your address.

If you believe an error has been made with respect to your benefits under the Plan, you should promptly submit your claim in writing to the claims official appointed by the Plan Administrator. The claims official will consider your claim and issue his determination in writing within 90 days after receipt of your claim, unless special circumstances require an extension of time for processing your claim, in which case you will be notified. If your claim is denied, the written decision will inform you of the specific reasons for the denial, the specific Plan provisions upon which the denial is based, describe any additional material or information necessary for you to perfect the claim and an explanation of why it is required, and information about the steps that must be taken to submit a timely request for review, including a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

In event that your written claim is denied, you will receive detailed written instructions on how to appeal. You may appeal any denial of a written claim to the review official appointed by the Plan Administrator. Requests for review of claims under the Plan must be made within 60 days after your receipt of the written notice of the denial of your claim. This written request may include comments, documents, records, and other information relating to your claim for benefits. You shall be provided, upon your request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. The review will take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review official will give your claim a full and fair review and will usually give you a written decision within 60 days from the day he receives your appeal unless special circumstances require an extension of up to 60 additional days. The written decision will tell you the specific reasons for the decision and the specific provisions of the Plan document upon which the decision is based.

YOUR RIGHTS UNDER
THE EMPLOYEE RETIREMENT
INCOME SECURITY ACT OF 1974, AS AMENDED

As a Participant in the Symbol Technologies, Inc. Senior Executive Change in Control Policy, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall have the following rights and be entitled to receive the following information.

Receive Information about your Plan and Benefits

1. Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

2. Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, and updated Summary Plan Description. The Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit under the Plan or exercising your rights under ERISA.

Enforcement of your Rights

If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.